Exhibit 10.11

                                                     Conformed Copy










                             AGREEMENT
                                FOR
                  INFORMATION TECHNOLOGY SERVICES
                              between
                       DEL MONTE CORPORATION
                                and
                ELECTRONIC DATA SYSTEMS CORPORATION

                         TABLE OF CONTENTS



ARTICLE I.  AGREEMENT, TERMS AND SOFTWARE

      1.1  Agreement............................................. 6
      1.2  Term of Agreement..................................... 7
      1.3  Defined Terms......................................... 7
           (a) Access............................................ 7
           (b) Additional Services............................... 7
           (c) Consortium Services............................... 7
           (d) Del Monte Software................................ 7
           (e) EDS Software...................................... 7
           (f) IT Services....................................... 7
           (g) Services.......................................... 7
           (h) Software.......................................... 8
           (i) Telecommunications Services....................... 8
           (j) Vendor Software................................... 8


ARTICLE II.  SERVICES TO BE PERFORMED BY EDS

      2.1  EDS Personnel and Management.......................... 8
           (a) EDS Account Director.............................. 8
           (b) Transition of Personnel........................... 8
           (c) Financial Resoonsibility for EDS Personnel........11
      2.2  EDS Services..........................................11
      2.3  Additional Services...................................11
      2.4  Compliance with Laws..................................11
      2.5  EDS Financial Obligations.............................12
      2.6  Reviews and Inspections...............................12
      2.7  Insurance.............................................12


ARTICLE III.  FOODS INDUSTRY CONSORTIUM

      3.1  Goal of Consortium....................................12
      3.2  Initial Formation.....................................12
           (a) Recruitment of Consortium members.................12
           (b) Development of Charter............................13
           (c) Initial Projects..................................13
      3.3  Consortium Advisory Board.............................13
      3.4  Schedule and Compensation.............................13
      3.5  Royalties.............................................14


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ARTICLE IV.  INFORMATION TECHNOLOGY ASSETS AND
             RELATED AGREEMENTS

      4.1  Purchase of Information Technology Assets by EDS......15
      4.2  Related Agreements....................................16
      4.3  Del Monte-Leased Equipment............................16
      4.4  Third Party Approvals.................................16
      4.5  Return of Equipment...................................17
      4.6  Further Assurances....................................17


ARTICLE V.  DEL MONTE OBLIGATIONS

      5.1  Del Monte Personnel and Management....................17
           (a) Del Monte Representative..........................17
           (b) Transitioned Employees............................17
           (c) Bonuses...........................................17
      5.2  Del Monte Obligations.................................18
      5.3  Del Monte Financial Obligations.......................18


ARTICLE VI.  PAYMENTS TO EDS

      6.1  Charges...............................................18
           (a) Migration Charge..................................18
           (b) Monthly Base Charge...............................18
           (c) Adjustments to Monthly Base Charge................18
           (d) Out-of-Pocket Expenses............................19
           (e) Extension Period Charges..........................19
      6.2  Cost of Living Adustment..............................19
           (a) Adjustment........................................19
           (b) Change of Index...................................19
      6.3  Time of Payment.......................................20
      6.4  Taxes.................................................20
      6.5  Verification of Costs.................................21
      6.6  Supporting Documentation..............................21


ARTICLE VII.  PROPRIETARY RIGHTS AND SOFTWARE

      7.1  Vendor Software.......................................21
      7.2  EDS Software..........................................22
           (a) Operators.........................................22
           (b) Del Monte Work....................................22
           (c) Confidentiality...................................22
           (d) Irreparable Harm..................................23
      7.3  EDS Development Tools.................................23


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ARTICLE VIII.  DATA, CONFIDENTIALITY AND AUDIT RIGHTS

      8.1  Del Monte's Data......................................23
      8.2  Confidentiality.......................................24
      8.3  Security..............................................24
      8.4  Audit Rights..........................................24


ARTICLE IX.  DISPUTE RESOLUTION

      9.1  Status Reviews........................................25
      9.2  Annual Quality Review.................................25
      9.3  Performance Review....................................25
      9.4  Dispute Resolution....................................25
           (a) Generally.........................................25
           (b) Mini-Trial........................................25
           (c) Final Offers......................................26
           (d) Arbitration.......................................27
           (e) Principal.........................................28


ARTICLE X.  TERMINATION

      10.1 Termination for Cause.................................28
      10.2 Termination for Nonpayment............................28
      10.3 Termination for Insolvency............................29
      10.4 Termination Without Cause.............................29
      10.5 Transition Services upon Termination..................30
           (a) Services..........................................30
           (b) Charges...........................................31
      10.6 Survival of Provisions................................31


ARTICLE XI.  WARRANTIES, INDEMNITIES AND LIABILITY

      11.1 Warranties............................................32
           (a) EDS Warranties....................................32
           (b) General Disclaimer................................32
           (c) Telecommunications Services Disclaimer............33
      11.2 Cross Indemnification.................................33
      11.3 Intellectual Property Indemnification.................34
      11.4 Indemnification by EDS................................34
      11.5 Indemnification of EDS for Certain Third
           Party Claims .........................................35
      11.6 Equipment and Related Agreement Indemnification.......35
      11.7 Telecommunications Indemnification....................35
      11.8 Indemnification of Del Monte for Certain
           Employee Benefits ....................................35
      11.9 Indemnification Procedures............................36


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            (a) Notice and Control...............................36
            (b) Settlement.......................................36
      11.10 Limitation of Liability .............................36
            (a) Of EDS...........................................36
            (b) Of Del Monte.....................................37
            (c) Survival.........................................37
      11.11 Contractual Statute of Limitations ..................37
      11.12 Acknowledgement .....................................37


ARTICLE XII.  MISCELLANEOUS

      12.1  Right of EDS to Engage in Other Activities............38
      12.2  Binding Nature and Assignment.........................38
            (a) Generally.........................................38
            (b) EDS Subcontracts..................................38
            (c) Permitted Transactions............................38
      12.3  Notices...............................................38
      12.4  Counterparts..........................................40
      12.5  Headings..............................................40
      12.6  Relationship of Parties...............................40
      12.7  Approvals and Similar Actions.........................40
      12.8  Force Majeure.........................................40
      12.9  Severability..........................................41
      12.10 Regulatory Requirements ..............................41
      12.11 Waiver ...............................................41
      12.12 Attorneys' Fees ......................................41
      12.13 Media Releases .......................................41
      12.14 No Third Party Beneficiary ...........................41
      12.15 Entire Agreement .....................................41
      12.16 Governing Law ........................................42


SCHEDULES

Schedules 1.3-Section 1A  -    Del Monte-Owned Equipment
Schedule 1.3-Section 1B   -    Del Monte-Owned Software
Schedule 1.3-Section 2    -    Del Monte-Leased Equipment
Schedule 1.3-Section 3    -    Vendor Software Licensed to Del Monte
Schedule 2.1(b)           -    Transitioned Employees
Schedule 2.2-Section 1    -    Data Center Services
Schedule 2.2-Section 2    -    Telecommunications Services
Schedule 2.2-Section 3    -    Personal Computing Services
Schedule 2.2-Section 4    -    Applications Maintenance Services
Schedule 2.2-Section 5    -    Applications Development Services
Schedule 2.8              -    Insurance Requirements
Schedule 3.4              -    Plan for Initial Consortium Formation


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Schedule 4.2              -    Hardware Maintenance Agreements List
Schedule 5.2              -    Del Monte Obligations
Schedule 6.1-Section 1    -    Monthly Base Charge
Schedule 6.1-Section 2    -    EDS Fee Credits to Del Monte
Schedule 7.1-Section 1    -    Vendor Software to be Converted
                               Before Migration
Schedule 7.1-Section 2    -    Vendor Software Not to be Converted
Schedule 10.4             -    Termination Fee Schedule

Exhibit A

Exhibit A                 -    Form Bill of Sale
Exhibit B                 -    Form of Assignment and Assumption Agreement
Exhibit C                 -    Service Level Agreements



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



                             AGREEMENT
                                FOR
                  INFORMATION TECHNOLOGY SERVICES


THIS AGREEMENT, effective as of November 1, 1992 (the "Effective
Date"), is between Del Monte Corporation, a New York corporation
("Del Monte"), and Electronic Data Systems Corporation, a Texas corporation ("EDS")


                             RECITALS

A.    Del Monte issued a Request for Proposal dated July 31,
      1992 (the "RFP") to provide services and administration to Del Monte in support of its information services functions, including
      (i) the operation and maintenance of data center operations with respect to Del Monte's San Francisco office, Walnut Creek research center, and all domestic field locations and (ii) various aspects of its telecommunications operations. As part of the transaction outlined in the RFP, it was contemplated that substantially all of the Del Monte employees engaged in information services activities would be afforded the opportunity to assume comparable employment positions with the selected vendor. The RFP also contemplated that the vendor would provide certain services in connection with the formation and operation of a foods industry consortium, and that certain Del Monte hardware and software assets would be acquired by the vendor for subsequent use in providing services to Del Monte.

B. EDS submitted to Del Monte its response to the RFP dated August 14, 1992 (the "Response"), which represented that EDS had the capacity and willingness to provide the services required by Del Monte in accordance with the RFP specifications as modified by the Response, to transition the Del Monte employees, and to acquire the specified Del Monte hardware and software assets.

C. Del Monte has selected EDS as the vendor for the services and administration described in the Response and this Agreement and EDS has agreed to provide such services and administration, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement, the parties agree:


             ARTICLE I. AGREEMENT, TERMS AND SOFTWARE

      1.1 Agreement. During the term of this Agreement, EDS will supply to Del Monte, and Del Monte will purchase from EDS, Del Monte's requirements for those information technology services described in this Agreement all upon and subject to the terms and conditions specified in this Agreement.




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      1.2  Term of Agreement. The term of this Agreement will
           begin on the Effective Date, and will end on the 10th year anniversary of the Effective Date. Thereafter, the term of this Agreement will automatically extend for successive one-year periods unless ether of the parties notifies the other party in writing at least six months prior to such anniversary date or the end of any such one-year extension period, as the case may be, that this Agreement will not be so extended. The date which this Agreement expires is referred to herein as the "Expiration Date". This Agreement may be terminated prior to the Expiration Date in accordance with Article X.

      1.3 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below.

           (a) Access. The term "Access" means the enjoyment of physical and legal use and operation of Software in order for EDS to provide Services.

           (b) Additional Services. The term "Additional Services" means any services outside of the scope of those Services expressly provided for by this Agreement and which Del Monte expressly authorizes in advance in writing. Del Monte shall have no obligation to make any payments for any Additional Services except to the extent it so agrees in advance in writing.

           (c)  Consortium Services. The term "Consortium
                Services" means those services to be provided by EDS under Article III which are included in the Monthly Base Charge as specified in Article III.

           (d) Del Monte Software. The term "Del Monte Software" means any Software which is owned by Del Monte (and not proprietary to any other party) and is to be operated by or on behalf of Del Monte and which is identified in Section 1(b) of Schedule 1.3.

           (e) EDS Software. The term "EDS Software" means any Software which is owned by EDS (and not proprietary to any other party) and operated by EDS in connection with the performance of Services. After the date of the purchase of the Del Monte Software by EDS under this Agreement, the Del Monte Software will be EDS Software.

           (f) IT Services. The term "IT Services" means the information technology services provided by EDS under Article II, including without limitation the services specified in Schedule 2.2 to this Agreement and Sections III, IV, VII and X of the Response, which Sections are incorporated in this Agreement by reference.

           (g) Services. The term "Services" means the Consortium Services, the IT Services and the Telecommunications Services.

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           (h)  Software. The term "Software" means computer
                programs together with input and output formats, program listings, narrative descriptions, operating instructions, and supporting documentation and shall include the tangible media upon which such programs and documentation are recorded. Except as otherwise provided in this agreement, Software includes any enhancements, translations, modifications, updates, new releases, and other changes.

           (i)  Telecommunications Services.   The term
                "Telecommunications Services" means the data and voice telecommunications services provided or managed by EDS under this Agreement.

           (j) Vendor Software. The term "Vendor Software" means any Software which is proprietary to any party other than Del Monte or EDS. Vendor Software initially obtained by Del Monte by means of third party licenses which the parties anticipate will be assigned to EDS by Del Monte pursuant to this Agreement is identified in Section 3 of Schedule 1.3.

Other capitalized terms used in this Agreement are defined herein from time to time.


            ARTICLE II. SERVICES TO BE PERFORMED BY EDS

      2.1  EDS Personnel and Management.

           (a) EDS Account Director. During the term of this Agreement, EDS will provide an EDS Account Director (the "EDS Account Director") who will maintain an office in Del Monte's facilities in San Francisco, California, who will have overall responsibility for managing and coordinating the delivery of the Services and who will be responsible to the Del Monte Representative and will coordinate and consult with the Del Monte
                Representative (as defined in
                Section 5.1) and the Del Monte
                Representative's direct staff (the
                "Del Monte Management Cadre").  EDS'
                assignment of the initial EDS Account
                Director will be subject to Del
                Monte's prior approval, as will any
                subsequent replacement of that person,
                all in accordance with Section XI-4 of
                the Response, which is incorporated
                by this reference.

           (b) Transition of Personnel. Within one week after the Effective Date, EDS will offer employment to the data processing employees of Del Monte identified in Schedule 2.1(b) (the
                "Transitioned Employees") in
                accordance with EDS' normal employment
                policies as stated in Section
                IX-3 of the Response, except as
                modified by the special considerations
                listed below, which employment will
                be effective with respect to each
                Transitioned Employee on the date
                specified on Schedule 2.1(b) for such
                Transitioned Employee.  EDS will
                offer employment to the members of

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                the Del Monte Management Cadre in
                accordance with EDS' normal
                employment policies as stated in
                Section IX-3 of the Response except as
                modified by the special considerations
                listed below, at such time, if any,
                that Del Monte discontinues the
                Management Cadre. Until such time, if
                any, that Del Monte discontinues
                the Management Cadre, EDS will not
                seek to employ or otherwise disrupt
                the employment relationship between
                Del Monte and the staff of the Del
                Monte Management Cadre or between
                Del Monte and any other employee of
                Del Monte.  The following special
                considerations will apply to the
                offer of employment of Transitioned
                Employees and the offer of employment,
                if any, to the Del Monte Management
                Cadre:

                (i) Each of the Transitioned Employees will be offered employment with EDS at his or her salary (including any applicable shift differentials) as of the Effective Date. Each member of the Del Monte Management Cadre will be offered employment with EDS at his or her salary as of the date of the offer of employment by EDS.

                (ii) EDS will waive its normal pre-employment
                     drug testing requirement with respect to the Transitioned Employees and the Del Monte
                     Management Cadre.

                (iii)Each Transitioned Employee and each member
                     of the Del Monte Management Cadre will be given credit for his or her previous years of service with Del Monte for purposes of vesting (but not accrual) of EDS' normal retirement plan benefits.

                (iv) EDS will waive its two-year waiting period
                     regarding dependent health coverage for the Transitioned Employees and the Del Monte
                     Management Cadre.

                (v) EDS will waive all waiting periods under EDS' health plan for any pre-existing conditions which are normally covered by such health plan.

                (vi) EDS will credit 1992 year-to-date
                     medical deductibles of the Transitioned
                     Employees toward 1992 deductibles under EDS' health plan. EDS will credit the year-to-date medical deductibles of each member of the Del Monte Management Cadre for the calendar year in which such member accepts employment with EDS toward that calendar year's deductibles under EDS' health plan.

               (vii) EDS will waive the annual dental maximum
                     benefits payable under EDS' dental plan for each Transitioned Employee and each member


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                     of the Del Monte Management Cadre if he or
                     she is enrolled at the time he or she
                     accepts employment with EDS.

              (viii) EDS will recognize the vacation level
                     under Del Monte's vacation schedule in
                     effect as of the Effective Date attained by a Transitioned Employee, or in effect as of the date of EDS' offer of employment attained by a member of the Del Monte Management Cadre, if that vacation level is higher than the vacation allowance under EDS' normal vacation schedule then in effect. Transitioned Employees and each member of the Del Monte Management Cadre will be given the option of carrying over accrued vacation to their EDS employment or, alternatively, having such accrued vacation cashed out at the time of transition. For each Transitioned Employee or member of the Del Monte Management Cadre who elects to cash out his or her accrued vacation, EDS and Del Monte agree each to pay 50% of the accrued vacation pay at the time of transition.

                (ix) EDS will permit the Transitioned Employees
                     to use their remaining Del Monte floating holidays or 1992.

                (x) EDS will allow the Transitioned Employees to maintain their respective FY 1993 AIAP objectives and target award levels. For each Transitioned Employee who achieves his or her defined AIAP objectives with Del Monte's FY 1993, EDS will pay appropriate compensation to that individual according to the AIAP target award levels. Subsequent to Del Monte's FY 1993, Transitioned Employees will participate in EDS' performance compensation plan, and will not participate in the AIAP program.

                (xi) Del Monte and EDS acknowledge and agree that
                     Transitioned Employees and members of the Del Monte Management Cadre who accept employment with EDS will not be entitled to receive severance pay from Del Monte. Such acknowledgment and agreement by EDS shall not be construed to impose any additional responsibility or liability on EDS with respect to the Transitioned Employees and members of the Del Monte Management Cadre except as expressly assumed under this Agreement.

               (xii) EDS agrees to provide a separation package,
                     consisting of a lump sum payment and
                     outplacement assistance, in an amount or level identical to that provided in the Del Monte Severance and Outplacement Assistance Plan dated October 6, 1992, to any Transitioned Employee as to whom ED initiates termination within 180 days after transition. However, such separation package


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                     will not be provided if the termination
                     results from a violation by the Transitioned
                     Employee of EDS' rules, policies,
                     guidelines, or standards of conducts.

              (xiii) EDS further agrees to provide a separation
                     package, consisting of a lump sum payment and outplacement assistance, in an amount or level identical to that provided in the Del Monte Severance and Outplacement Assistance Plan dated October 6, 1992, to any Transitioned Employee who, within 90 days after EDS' offer of employment, declines to accept EDS' offer of employment for a position which is located at least 35 miles greater than the distance between the employee's former job location and his or her then-residence.

               (xiv) Del Monte and EDS agree and acknowledge
                     that the transition of any Del Monte
                     employees pursuant to this Agreement shall be without any intervening cessation or termination of employment. Such acknowledgment and agreement by EDS shall not be construed to impose any additional responsibility or liability on EDS with respect to any Del Monte employees except as expressly assumed under this Agreement.

           (c) Financial Responsibility for EDS Personnel. EDS will pay for all personnel expenses, including wages, required travel and travel related expenses, of its employees performing the Services. Any request in writing by Del Monte for travel by any EDS employee which EDS in good faith judgment considers outside the scope of Services will be considered and treated as a request for Additional Services.

      2.2 EDS Services. During the term of this Agreement, and in accordance with the provisions of this Agreement, EDS will provide the Services (except Consortium Services for which separate or additional compensation is expressly contemplated under Article III) to Del Monte in consideration of payment of the Monthly Base Charge, as adjusted pursuant to this Agreement.

      2.3 Additional Services. Upon the reasonable written request of Del Monte, EDS will provide Del Monte such Additional Services as Del Monte and EDS agree on terms mutually agreed upon by EDS and Del Monte. Any services rendered by EDS in addition to the Services will not be subject to any charges or payment obligation except to the extent such charges or payment obligations are agreed to in advance in writing by Del Monte.

      2.4 Compliance with Laws. During the term of this Agreement, EDS will, on a timely basis, perform the Services and discharge the obligations set forth in this Agreement in material compliance with all applicable laws, regulations, and ordinances, including without limitation the Americans with Disabilities Act, the


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           requirements of S.B. 198, and Cal/OSHA.  As of the
           Effective Date, EDS has obtained all necessary and material approvals from regulatory or other authorities with jurisdiction over its business, facilities, and assets to enter into and perform its obligations under this Agreement.

      2.5 EDS Financial Obligations. In addition to any other financial responsibilities of EDS expressly provided herein, EDS will pay all costs and expenses related to each item which is to be provided by EDS pursuant hereto, unless with respect to Additional Services the parties agree otherwise in writing in advance.

      2.6 Reviews and Inspections. In connection with Del Monte's review of documentation supporting EDS' charges and expenses as provided in Section 6.6 and Del Monte's audits and inspections of Del Monte's business as provided in Section 8.4, EDS agrees to cooperate and provide assistance as reasonably requested by Del Monte and that such cooperation and assistance is included in the Monthly Base Charge.

      2.7 Insurance. EDS and Del Monte each agree to comply with the insurance requirements set forth in Schedule 2.8.


              ARTICLE III. FOODS INDUSTRY CONSORTIUM

      3.1 Goal of Consortium. EDS acknowledges that a material consideration in Del Monte's selection of EDS to perform the Services was EDS' representations set forth in
           Section XV of the EDS Response with respect to its experience in developing industrywide consortia and its commitment to establishing a foods industry consortium (the "Consortium") in which Del Monte will serve as a founding member. Del Monte's goals in establishing the Consortium are generally to use information technology to make Positive business impact across the supply chain and reduce Systems development costs while enhancing systems delivery capabilities and gaining additional leverage from the Del Monte Transitioned Employees. EDS represents that it will exercise its best good faith efforts to further Del Monte's goals.
           Del Monte represents that it will exercise its best good faith efforts to cooperate with and assist EDS at EDS' request in facilitating the establishment of the Consortium and the fulfillment of its and Del
           Monte's goals.

      3.2 Initial Formation. EDS will be responsible for the initial formation of the Consortium. Del Monte will provide one executive level employee on a half-time basis to participate in the initial recruitment of Consortium members and other Consortium formation activities. Within 30 days after the Effective Date, designated representatives of EDS and Del Monte will meet at Del Monte's offices to address the following issues (the "Initial Meeting").

           (a) Recruitment of Consortium members. The parties will identify potential members with common interests, determine who will be responsible for


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                presenting the Consortium concept to potential
                members and the date by which such presentations will take place, which will be not later than 90 days following the Initial Meeting. Each member will appoint one executive level employee to serve on the Consortium Advisory Board (the "Board"), which shall convene no later than June 30, 1993.

           (b) Development of Charter. At the initial meeting, EDS will present its proposal for a formal written charter for the Consortium (the "Charter") .
                The Charter will address, at a minimum, the topics set forth at Page 144 of the Response, under the heading, "Charter". Within 30 days after receipt of the draft Charter, Del Monte will provide EDS with its written comments and EDS will revise the charter accordingly, or promptly notify Del Monte of any modifications or exceptions to Del Monte's comments and schedule a meeting for the resolution of any remaining open points. The revised Charter, reflecting the resolution of any such open points, will be presented to the Board at its first meeting.

           (c) Initial Projects. Before the Initial Meeting, EDS and Del Monte will each develop a list of potential Consortium projects. At the Initial Meeting, the parties will compile and expand the list of potential projects. Within 60 days after the Initial Meeting, Del Monte will provide EDS with a preliminary analysis of the relative priority of the potential projects from Del Monte's perspective and EDS will provide Del Monte with a preliminary estimate of the time and the costs associated with each potential project including identification of variable factors and the impact of various assumptions regarding the membership of the Consortium on such factors. The parties will prepare a revised list of potential projects and time and costs estimates for such projects for presentation at the first meeting of the Board. The Board will request further information regarding the potential projects, as the Board deems necessary and will select the initial project(s) and establish the timing for commencement and completion of such projects.

      3.3 Consortium Advisory Board. The initial task of the Board will be to institute the Charter. The rights and duties of the Board will be specified in the Charter. Each meeting of the Board will be attended by an attorney, retained by the Consortium, who is experienced in antitrust law to advise the Board in avoiding antitrust violations during such meetings, in the selection of projects, and in all other matters pertaining to the Consortium. The fees and expenses of such attorney for attending meetings of the Board will be shared by the members of the Board.

      3.4  Schedule and Compensation.

           (a)  During the period beginning with the Effective
                Date and ending June 30, 1993, the Consortium will engage only in formation and project


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                planning activities and other administration
                functions necessary to permit projects to begin July 1, 1993. Such functions shall be performed substantially in accordance with Schedule 3.4. All formation, project planning and administrative activities performed by EDS including such activities performed after June 30, 1993, will be performed as part of the Services.

           (b) If EDS performs services with respect to the Consortium other than services included in the Services, EDS shall be compensated only for such service by Del Monte only to the extent that Del Monte has expressly agreed in advance in writing. Such services shall be deemed Additional Services and subject to the written terms and conditions agreed to by the parties.

      3.5  Royalties.  EDS shall pay Del Monte royalties as follows:

           (a) Royalties on Software developed for and owned by Del Monte, or which incorporates the Del Monte
                Software purchased by EDS under this Agreement or functional elements of its code, which is sold, leased, licensed or distributed by EDS or any subsidiary or affiliate of EDS to third parties, or used by EDS or any subsidiary or affiliate of EDS in the course of providing services to third parties shall be in amounts and payable as mutually agreed by EDS and Del Monte; but in any event the amount of royalties due shall be no less than 5% of the base value of the Software established (i) at the time of the development with respect to new Software developed for and owned by Del Monte, or
                (ii) in connection with the transfer of the Del
                Monte Software purchased by EDS under this Agreement based upon an allocation of the consideration for such Del Monte Software among the modules thereof. The allocation of the consideration for the Del Monte Software purchased by EDS under this Agreement will be completed no later than 60 days after the Effective Date, and the allocation will be made by EDS, subject to the review and approval of Del Monte, which shall not be unreasonably withheld.

           (b) Royalties on Consortium developed software which is sold, leased, licensed or distributed by EDS or any subsidiary or affiliate of EDS to third parties, or used by EDS or any subsidiary or affiliate of EDS in the course of providing services to third parties shall be determined in writing on a project by project basis, but in any event the amount of royalties shall be no less than 5% of the base value of the Software established at the time of its development.

           (c)  For each project, the parties will specify:

                (i) the base value on which the royalty will be
                    calculated;

               (ii) what event(s) will trigger the obligation to
                    pay a royalty;

               (iii) how advances, guarantees, and nonmonetary
                     consideration received by EDS will be handled;

                (iv) how discounts, sales concessions, and the
                     like will be handled, as well as deals in which Consortium developed Software and Software developed for and owned by Del Monte or which incorporates the Del Monte Software purchased by EDS under this Agreement is bundled by EDS with other products and services;

                 (v) how often accountings will be rendered and
                     payments made; and

                (vi) whether EDS can credit royalties due against
                     services fees.


           ARTICLE IV. INFORMATION TECHNOLOGY ASSETS AND
                       RELATED AGREEMENTS

      4.1 Purchase of Information Technology Assets by EDS. On the terms and subject to the conditions set forth in this Article, EDS agrees to purchase from Del Monte, and Del Monte agrees to sell, transfer and deliver to EDS, as of the completion of the Migration to the EDS Data Center, the equipment listed in Section 1(a) of
           Schedule 1.3 (the "Del Monte-Owned Equipment") and Del Monte Software listed in Section 1(b) of Schedule 1.3 (the "Purchased Assets"), free and clear of any liens, pledges, mortgages, security interests, options, charges, adverse claims or other encumbrances. Del Monte represents and warrants to EDS that, as of the Effective Date, each item of Purchased Assets is in good operating condition and repair (reasonable wear and tear excepted) and to the best of Del Monte's knowledge conforms in all material respects to all applicable laws, ordinances, statutes, rules and regulations relating to its use and operation at the Del Monte facilities at which it is being operated as of the Effective Date. Del Monte agrees that the representations and warranties contained in this Section will be true and correct as of the completion of the Migration. On the terms and subject to the conditions set forth in this Article and in addition to any royalties payable to Del Monte pursuant to
           Section 3.5(a) with respect to the Del Monte Software, EDS agrees to pay to Del Monte $6,000,000.00 as consideration for the sale of the Purchased Assets ($2,000,000 for the Del Monte-Owned Equipment and $4,000,000 for the Del Monte Software), payable within 240 days after the Effective Date, but in no event later than June 30, 1993. Upon receipt of payment of the consideration for the purchase of the Purchased Assets, Del Monte agrees to execute and deliver to EDS a bill of sale in substantially the form of Exhibit A evidencing the purchase and sale of the Purchased
           Assets. Commencing on the Effective Date and until the completion of the Migration, Del Monte will furnish and provide Access to the Purchased Assets to EDS, for EDS' use at no charge, in connection with providing the Services under this Agreement.

      4.2 Related Agreements. On the terms and subject to the conditions set forth in this Article, Del Monte agrees to assign to EDS, as of the completion of the Migration to the EDS Data Center, all of Del Monte's right, title and interest in and to the agreements listed in Schedule
           4.2 (the "Maintenance Agreements") relating to the maintenance of the Purchased Equipment, and EDS agrees to assume as of the Effective Date Del Monte's financial obligations arising under the Maintenance Agreements and as of the completion of the Migration all of Del Monte's obligations arising under the Maintenance Agreements subsequent to the assignment thereof to EDS. Del Monte and EDS will each perform its obligations with respect to the transfer of the Maintenance Agreements as specified in Section IX-2 of the Response. Del Monte represents and warrants to EDS that, as of the Effective Date, (i) to the best of its knowledge, neither Del Monte nor the providerof the maintenance services is in default in any material respect under any of the Maintenance Agreements, and (ii) Del Monte has delivered to EDS full and complete copies of the Maintenance Agreements (including any amendments thereto). Del Monte agrees that the representations and warranties contained in this Section will be true and correct as of the date of the assignment of the Maintenance Agreements to EDS. Del Monte agrees that it will not amend any of the Maintenance Agreements between the Effective Date and the date of the assignment of the Maintenance Agreements to EDS without the prior written consent of EDS. Del Monte and EDS agree to execute and deliver an assignment and assumption agreement in substantially the form of Exhibit B evidencing the assignment and assumption of the Maintenance Agreements contemplated by this Section.

      4.3 Del Monte-Leased Equipment. During the term of this Agreement, Del Monte will furnish to EDS, for EDS' use at no charge, the equipment leased by Del Monte that is listed in Section 2 of Schedule 1.3 (the "Del Monte-Leased Equipment"). Commencing on the Effective Date through the Migration, Del Monte will pay, and EDS will reimburse Del Monte for, all costs and expenses with respect to the Del Monte-Leased Equipment including without limitation lease payments, insurance and taxes. After the Migration, EDS will pay all costs and expenses with respect to the Del Monte-Leased Equipment including, without limitation lease payments, insurance and taxes. Upon the request of EDS from time to time and as mutually agreed upon by EDS and Del Monte, Del Monte will, to the extent permitted by such lease agreements, terminate or assign to EDS any such lease agreements or purchase any such Del Monte-Leased Equipment and will immediately transfer it to EDS. EDS will at Del Monte's option pay, or reimburse Del Monte for, any amounts incurred in terminating or assigning any such lease or in purchasing any such Del Monte-Leased Equipment.

      4.4 Third Party Approvals. Del Monte and EDS will each perform its obligations as set forth in Section IX-2 of the Response with respect to obtaining any consents, approvals or authorizations from third parties necessary for EDS to access, operate and use (at or from any location where Services are to be provided) the Del Monte-Leased Equipment, including without limitation the payment of all costs and expenses associated therewith. Del Monte hereby appoints EDS as its sole agent for all matters pertaining to the Del Monte-Leased Equipment and will promptly notify all appropriate third parties of such appointment.

      4.5 Return of Equipment. Subject to the second to last sentence of Section 4.3, upon the expiration or termination of this Agreement, EDS will return each item of the Del Monte-Leased Equipment to Del Monte in substantially the same condition it was in when initially provided to EDS, reasonable wear and tear excepted.

      4.6 Further Assurances. Del Monte and EDS agree to execute and deliver such other instruments and documents as either party reasonably requests to evidence or effect the transactions contemplated by this Article.


                 ARTICLE V. DEL MONTE OBLIGATIONS

      5.1  Del Monte Personnel and Management.

           (a) Del Monte Representative. During the term of this Agreement, Del Monte will maintain a designated representative (the "Del Monte Representative") who will be the Chief Information Officer of Del Monte and who will be authorized to act as the primary point of contact for EDS in dealing with Del Monte with respect to each party's obligations under this Agreement.

           (b) Transitioned Employees. Del Monte will cooperate with EDS in the performance by EDS of its obligations to offer employment to and hire the Transitioned Employees. Del Monte has not and will not make any representation, promise, or other communication, whether written or oral, to the Transitioned Employees regarding employment with EDS, or the employment benefits, plans, or practices of EDS and Del Monte will direct any questions Del Monte receives on such issues to designated EDS representatives. Should EDS request that Del Monte continue to make payments to such employees after they are hired by EDS, Del Monte will do so as an administrative convenience until such personnel can be integrated into the EDS payroll system. In such event, Del Monte will be acting solely as an accommodation to EDS and EDS will reimburse Del Monte for all wages paid and employer's contributions made by Del Monte in connection therewith.

           (c) Bonuses. Del Monte will pay to EDS an amount equal to one month's salary as of the Effective Date of each Transitioned Employee which amount will be payable as bonuses to such Transitioned Employee who accepts EDS' offer of employment and who remains an employee of EDS 180 days after the Transitioned Employee' employment date with EDS. EDS will provide the payment of such bonus to the individuals with payment to be made within a mutually agreed upon period following the completion of 180 days of EDS employment and Del Monte will pay such amount to EDS immediately prior to the payment by EDS to the individuals.

      5.2 Del Monte Obligations. During the term of this Agreement, to enable EDS to perform the Services, Del Monte will, on a timely basis and at no charge to EDS, perform the support services and discharge the obligations described in Schedule
           5.2. Del Monte will, on a timely basis, comply with its material obligations under all laws, regulations, and ordinances governing Del Monte's business, facilities and assets directly related to material obligations under this Agreement. As of the Effective Date, Del
           Monte has obtained all necessary and material approvals from regulatory or other authorities with jurisdiction over its business, facilities, and assets to enter into and perform its obligations under this Agreement.

      5.3 Del Monte Financial Obligations. In addition to any other financial responsibilities of Del Monte expressly provided herein, Del Monte will pay all costs and expenses related to each item which is to be provided by Del Monte pursuant hereto and for without the financial responsibility has not been expressly assumed by EDS under this Agreement including, without limitation, the items set forth in Section 5.1 and 5.2.


                    ARTICLE VI. PAYMENTS TO EDS

      6.1 Charges. In consideration for the performance by EDS of the Services (except Consortium Services for which separate or additional compensation is expressly contemplated under Article III), Del Monte will make payments to EDS as set forth below.

           (a)  Migration Charge.  The Monthly Base Charge
                (as defined below) includes the migration charges set forth in Schedule 6.1 (the "Migration Charge").

           (b) Monthly Base Charge. For each month following the Effective Date, Del Monte will pay EDS the monthly base charge set forth in Section 1 of
                Schedule 6.1 (the "Monthly Base Charge"), subject to the credits specified in Section 2 of Schedule
                6.1. Each such Monthly Base Charge will be invoiced on the fifteenth calendar day of the month to which it relates, and the Monthly Base Charge for any partial month will be prorated on a per diem basis.

           (c) Adjustments to Monthly Base Charge. In the event that the processing levels rise above or fall below Del Monte's average processing levels as of June, 1992 as previously provided to EDS by Del Monte in connection with the RFP (the "Baseline Processing Levels") by more than ten percent

                (10%) over any six-month period, then EDS and Del Monte will negotiate in good faith an appropriate adjustment to the Monthly Base Charge to reflect such increased or decreased processing levels.

           (d) Out-of-Pocket Expenses. Del Monte will pay, or reimburse EDS for, the reasonable out-of-pocket expenses, including, but not limited to, travel and travel-related expenses, incurred by EDS in connection with the performance of its obligations hereunder or incurred by EDS at the request or with the approval of Del Monte. Such payments and reimbursements will be limited to expenses which are expressly approved by Del Monte in advance in writing and conditioned upon the provision of such documentation as Del Monte may reasonably require substantiating payment by EDS.

           (e) Extension Period Charges. In the event this Agreement is extended for any period pursuant to Section 1.2, the charges for the Services for such period will be such charges as will be mutually agreed upon by the parties for such period;
                provided, however, that in the absence of such an agreement the charges will be the charges in effect during the period immediately prior to such extension period as adjusted pursuant to
                Section 6.2.

      6.2  Cost of Living Adjustment.

           (a)  Adjustment.  If the Consumer Price Index for all
                Urban Consumers, U.S. City Average, for All Items (1982-84 = 100), as published in the Bureau of Labor Statistics of the Department of Labor
                (the "CPI"), shall at any anniversary of the Effective Date (the "Current Index") be higher or lower than the CPI at the previous anniversary of the Effective Date or, with respect to the first anniversary of the Effective Date, at the Effective Date (the "Base Index"), then, effective as of such anniversary, all charges under this Agreement attributable to the period following such anniversary date (other than charges based upon then current
                EDS rates), as previously adjusted pursuant to this Section, shall be increased or decreased, as the case may be, by the percentage that the Current
                Index increased or decreased, as the case may be, from the Base Index.

           (b) Change of Index. In the event that the Bureau of Labor Statistics should stop publishing the CPI or should substantially change the content of format thereof, the parties hereto shall substitute therefor another comparable measure published by a mutually acceptable source; provided, however, that is such change is merely to redefine the base year for the CPI from 1982-84 to some other year, the parties shall continue to use the CPI but shall, if necessary, convert either the Base Index or the

                Current Index to the same basis as the other by multiplying such index by the appropriate conversion factor.

      6.3 Time of Payment. Any sum due EDS hereunder for which a time for payment is not otherwise specified will be due and payable 10 days after receipt by Del Monte of an invoice from EDS. Any sum due Del Monte hereunder for which a time for payment is not otherwise specified will be due and payable 30 days after receipt by EDS of an invoice from Del Monte. Any sum due one party hereunder that is not paid when due by the other party shall thereafter bear interest until paid at the lesser of (i) two percent per annum more than the prime rate established from time to time by Citibank N.A., New York, or (ii) the maximum rate of interest allowed by applicable law.

      6.4 Taxes. Del Monte shall be responsible for the payment of sales or use tax, if any, attributable to the consideration for the purchase by EDS of Del
           Monte-Owned Equipment and the Del Monte Software.

      The parties acknowledge that as of the Effective Date, the charges for the Services are not subject to any sales, use, ad valorem or similar tax in California and certain other jurisdictions. If during the term or any extension period the charges for the rendering of the Services or any Additional Services become subject to sales, ad valorem, or use tax, or any tax of a similar nature in California or in any other jurisdiction in which no such tax was in effect as of the Effective Date, then until the fifth anniversary of the Effective Date, Del Monte shall be responsible for the payment of any such tax and after the fifth anniversary of the Effective Date, Del Monte shall be responsible for the payment of any such tax and after the fifth anniversary of the Effective Date, Del Monte and EDS will each bear financial responsibility for 50% of such tax. Del Monte shall be responsible for the payment of any such tax in effect as of the Effective Date.

      In no event shall Del Monte pay or be responsible or otherwise obligated for EDS' federal, state, or local income taxes or any taxes in lieu of income taxes, nor shall Del
      Monte pay or be responsible or otherwise obligated (except as specified above in this Section 6.4) for any other federal, state, or local taxes, levies, or other exactions of to which EDS or its property is subject, including but not limited to, property or ad valorem, franchise, transfer, value added, privilege, excise, occupation, or gross receipts taxes.

      In no event shall Del Monte or EDS seek from one another tax payment or reimbursement, except as to amounts actually remitted in accordance with the terms of this Article, and the parties shall fully credit one another for all taxes paid or reimbursed in excess of amounts actually due under applicable law. In the event that one party shall obtain or receive a refund of tax which was reimbursed by the other party, the receiving party shall promptly forward such refund amount to the reimbursing party. Del Monte and EDS shall fully credit one another for all applicable exclusions and exemptions from tax for which one party is liable but as to which the other party is obligated to make reimbursement, including but, not limited to, charges for
      (i) the sales or transfer of tangible personal property used to transmit Del Monte-furnished information; (ii) the sale or transfer of custom computer programs, including Del Monte Software; (iii) the processing of Del Monte-furnished information; (iv) training and other nontaxable services;
      (v) pick-ups and deliveries; (vi) computer rentals; (vii) transportation; (viii) installation; and (ix) testing.

      6.5 Verification of Costs. The terms set forth in this Agreement are based upon information furnished by Del Monte to EDS in the RFP and this Agreement. Del Monte believes that such information is accurate and complete. If any such information should prove to be inaccurate or incomplete in any material respect, the parties may exercise the procedures established in
           Section 9.3 and 9.4 for appropriate adjustments to the provisions hereof.

      6.6 Supporting Documentation. Upon the reasonable request of Del Monte, EDS shall make available to Del Monte for review the documentation which supports EDS' charges and expenses hereunder. Such supporting documentation may include, without limitation, computer resource usage report, time sheets and receipts. EDS shall make such supporting documentation available for review by Del Monte and/or Del Monte's independent auditors, provided that such independent auditors execute an agreement with EDS which restricts the independent auditors from disclosing such information to third parties or using such information in any manner other than in connection with their review on behalf of Del Monte.


           ARTICLE VII. PROPRIETARY RIGHTS AND SOFTWARE

      7.1 Vendor Software. As of the Effective Date, subject to the terms and conditions of this Agreement, Del Monte will transfer to EDS all of its rights to Access the Vendor Software licensed to Del Monte, except the Vendor Software identified in
           Schedule 7.1, to which EDS will not have access. Prior to completion of the Migration, Del Monte will operate and maintain the Vendor Software identified in Section 1 of Schedule 7.1 and provide to EDS the Del Monte data being processed by such Vendor Software for conversion of such data for processing on substitute Software products and Del Monte will deinstall such Vendor Software prior to the completion of the Migration. Until the completion of the Migration, Del Monte will continue to operate and maintain the Vendor Software identified in Section 2 of
           Schedule 7.1, which Vendor Software will not be migrated to the EDS Data Center. Del Monte and EDS will each perform its obligations as specified in Section IX-2 of the Response to obtain any consents from third parties necessary for the transfer of all of Del Monte's rights to access the Vendor Software except the Vendor Software identified in Schedule 7.1. The Vendor Software licensed to Del Monte so transferred to EDS will be made available to EDS in such form and on such media as it exists on the Effective Date, together with appropriate documentation and other materials. Nothing contained in this Agreement will require

           EDS or Del Monte to violate the proprietary rights of any third party in any Software. In the event that Del Monte is unable to transfer to EDS such rights to Access the Vendor Software licensed to Del Monte, except the Vendor Software identified in
           Schedule 7.1, then Del Monte and EDS will negotiate in good faith to agree upon the terms of mutually agreeable alternatives to enable EDS to provide the Services hereunder. Until the parties have agreed upon the terms of such alternatives, EDS will not be required to perform any of the Services which require EDS to Access such Vendor Software the rights to which Del Monte is unable to transfer to EDS.

      7.2 EDS Software. EDS will remain EDS' property, except that EDS shall grant to Del Monte a perpetual, nontransferable (except for Permitted Transactions or Change of Control in accordance with Section 12.2), nonexclusive, royalty-free license to use, effective as of the Expiration Date or the date of termination as the case may be, the application software programs (including existing documentation) of any EDS Software, including any Del Monte Software acquired by EDS under this Agreement, then being used by EDS in rendering services to Del Monte (the "Licensed Programs"), subject to Del Monte and EDS entering into an agreement, in form and substance reasonably satisfactory to EDS and Del Monte, containing such terms and conditions as may be appropriate including, without limitation, the following terms and conditions to protect the confidentiality of the Licensed
           Programs:

           (a) Operators. Except With the prior written consent of EDS or to the extent required by natural disaster or similar emergency, the Licensed Programs will not be operated, directly or indirectly, (i) by persons other than bona fide employees of Del Monte or independent contractors of Del Monte under its direct supervision and control (and who are not outsourcing competitors of EDS) with whom Del Monte has written confidentiality agreements protecting the confidentiality of the Licensed Programs or (ii) on equipment that is not under the control of Del Monte.

           (b) Del Monte Work. Except with the prior written consent of EDS, the Licensed Programs will only be used for processing activities within the scope of Del Monte's normal course of business as of the Expiration Date. Del Monte will not use the Licensed Programs to perform data processing operations on behalf of any Del Monte customers or make the Licensed Programs available for any Del Monte customers' use. As used in this Section 7.1(b), the term "Del Monte work" includes the data of Del Monte and its subsidiaries.

           (c) Confidentiality. Except as otherwise provided in this Agreement, Del Monte will keep the Licensed Programs confidential, will not at any time allow the Licensed Programs, or any of their various components or any modifications, to be disclosed to any party, or sold, licensed, assigned, leased or commercially exploited or marketed in any way, with or without charge, by Del Monte or its employees or agents and, except to the extent required for normal operation of the Licensed Programs as permitted in this Agreement in the day to day business operations of Del Monte, Del Monte will not permit the Licensed Programs to be copied or reproduced, in whole or in part, by any party at any time. Notwithstanding the foregoing, the exception in Section 8.2(a) will not apply with respect to any Del Monte Software which is included in the Licensed Programs.

           (d) Irreparable Harm. Del Monte acknowledges that the Licensed Programs are the valuable property of EDS, that violation in any material respect of any provision of this Section may cause EDS irreparable injury for which it would have no adequate remedy at law and that EDS shall be entitled to seek preliminary and other injunctive relief against any such violation. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies or rights which EDS shall have at law or in equity.

If the parties fail to enter into an agreement by the Expiration Date or the effective date of termination (as the case may be), the terms and conditions in this Section 7.2 shall be deemed the terms and conditions of the license of the Licensed Programs.

      7.3 EDS Development Tools. EDS retains all right, title and interest in and to any and all Software, software development tools, know how, methodologies, processes, technologies or algorithms used in providing the Services and the Additional Services which are based upon trade secrets or proprietary information of EDS or otherwise owned or licensed by EDS. Notwithstanding the foregoing, the rights of Del Monte will be no less than those of any member of the general public with respect to any such Software, software development tools, know how, methodologies, processes, technologies or algorithms used by EDS which are or become part of the public domain.


       ARTICLE VIII. DATA, CONFIDENTIALITY AND AUDIT RIGHTS

      8.1 Del Monte's Data. Information relating to Del Monte or its customers contained in Del Monte's data files ("Del Monte's Data") is the exclusive property of Del Monte. EDS is authorized to have access to and make use of Del Monte's Data as appropriate for the performance by EDS of its obligations under this Agreement. Upon the termination or expiration of this Agreement, EDS will, at Del Monte's written request within a reasonable time and expense which will be limited to reimbursement of direct, out-of-pocket expenses reasonably incurred by EDS, return to Del Monte all of Del Monte's Data in EDS' then existing machine-readable format and media. EDS will not use Del Monte's Data for any purpose other than providing the Services or Additional Services.


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






      8.2  Confidentiality. Except as otherwise provided Agreement,
           EDS and Del Monte each agree that all information communicated to it by the other or the other's affiliates, whether before or after the Effective Date, including without limitation the terms of this Agreement, will be received in strict confidence, will be used only for purposes of this Agreement, and will not be disclosed by the recipient party, its agents, subcontractors or employees without the prior written consent of the other party. Each party agrees to use the same means it uses to protect its own confidential information, but in any event not less than reasonable means, to prevent the disclosure of such information to outside parties. However, neither party shall be prevented from disclosing information which belongs to such party or is (a) already known by the recipient party without an obligation of confidentiality other than pursuant to this Agreement; (b) publicly known or becomes publicly known through no unauthorized act of the recipient party; (c) rightfully received from a third party; (d) independently developed without use of the other party's confidential information; (e) disclosed without similar restrictions to a third party by the party owning the confidential information; (f) approved by the other party for disclosure; or (g) required to be disclosed pursuant to a requirement of a governmental agency or law if the disclosing party provides the other party with written notice of this requirement prior to disclosure. The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

      8.3 Security. EDS will comply with the written security procedures that are in effect at the Del Monte Data Center on the Effective Date as reasonably required by Del Monte. EDS will also institute such additional security procedures at the Del Monte Data Center as Del Monte reasonably requests as an Additional Service. Del Monte will provide all necessary security personnel and related equipment at the Del Monte Data Center. Except as provided in Sections 8.2 and 8.4, without the prior consent of EDS, no employee, agent, contractor or invitee of Del Monte will operate or assist in operating equipment or Software to be used by EDS under this Agreement.

      8.4 Audit Rights. EDS will provide auditors and inspectors that Del Monte designates in writing with reasonable access to the EDS Data Center for the limited purpose of performing audits or inspections of Del Monte's business. EDS will provide reasonable assistance of a routine nature to such auditors and inspectors. EDS will not be required to provide such auditors and inspectors access to data of EDS customers other than Del Monte. Del Monte will cause any auditors or inspectors which are not Del Monte employees to comply with the confidentiality obligations of Del Monte under this Agreement with respect to confidential information of EDS in connection with any such audit or inspection.

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                  ARTICLE IX. DISPUTE RESOLUTION

      9.1 Status Reviews. EDS will provide regular status reports to Del Monte on system operations that include production system availability and performance and resource utilization. The EDS Account Director will meet on a mutually agreeable schedule with the Del Monte Representative to review such status reports and to discuss service level performance, to identify and attempt to resolve problems and to determine user satisfaction.

      9.2 Annual Quality Review. At least annually, EDS and Del Monte will meet to review the performance of their obligations under this Agreement.

      9.3 Performance Review. During the course of the long-term relationship provided for in this Agreement, disputes, controversies or claims may arise between the parties. To minimize the expense to and impact on each party of formally resolving such disputes, controversies and claims, the parties will meet regularly to review the performance of each party of its obligations under this Agreement. If the parties are unable to resolve a dispute controversy or claim through this performance review process, upon the written request of either party, each party will appoint a representative whose task it will be to meet for the purpose of resolving the dispute, controversy or claim. Such officers will discuss the dispute, controversy or claim and negotiate a resolution in good faith, without the necessity of any formal proceeding relating thereto. If such officers do not achieve a mutually satisfactory resolution of the dispute, controversy or claim within 30 days after appointment of the representatives, either party may, by giving notice to the other, elect to proceed with the disputes resolution procedures set forth in Section 9.4 below.

      9.4  Dispute Resolution.

           (a) Generally. All disputes that arise between Del Monte and EDS that cannot be settled through negotiation pursuant to Section 9.3 shall be resolved in the following manner: First, through participation in a non-binding mini-trial, as more fully described in Section
                9.4(b), below, and, if such mini-
                trial is unsuccessful in resolving
                the dispute, then; Second, by the
                mandatory, simultaneous exchange of
                written Final Offers followed by a
                final pre-arbitration meeting of
                Principals, as more fully set forth in
                Section 9.4(c), below, and if such Final
                Offers and pre-arbitration meeting
                is unsuccessful in resolving the dispute, then; Third, by arbitration in accordance with Section 9.4(d).

           (b) Mini-Trial Within thirty (30) days of a written demand by Del Monte or EDS, a mini-trial will be held at an agreed-upon location.
                The mini-trial shall take place in accordance with such rules and procedures as the parties agree upon in advance. While non-binding, the purpose of this mini-trial will be to inform the senior business management of Del Monte and EDS

                (referred to in this Article as
                "Principals" and more fully described in
                Section 9.4(e), below) of the positions
                of each of the parties and to require
                each such party to endeavor to fully
                set forth its position regarding
                entitlement and quantum.  In addition,
                a neutral advisor, agreed to in
                advance by the parties, may attend the
                mini-trial, not as an active
                participant, but solely for the
                purpose of commenting privately to the
                Principals regarding the relative
                strengths and weaknesses of each party's position. Failure to agree upon a neutral advisor shall not delay commencement of the mini-trial.
                Presentations at the mini-trial will be
                informal; rules of evidence will not
                apply.  Attorneys may or may not
                participate on behalf of a party, at
                such party's option. Principals and the attorneys for the Principals may question witnesses. Unless otherwise agreed by the Principals, the mini-trial proceedings shall take no longer than two (2) days, held consecutively.
                At the conclusion of the
                proceedings, the Principals shall meet
                and attempt to resolve the dispute.
                Each Principal may meet separately
                with the neutral advisor or the
                Principals may invite the neutral advisor to confer with them jointly. If the Principals cannot resolve the dispute within seven (7) days following conclusion of the proceedings, the mini-trial process shall be deemed terminated. No transcript or recording shall be made of the mini-trial proceedings, and all statements, materials, and presentations in connection therewith shall be treated as confidential and inadmissible as evidence, even for purposes of impeachment, in any pending or future court action directly or indirectly involving these parties or this dispute, provided, however, that evidence which would otherwise be admissible in such court action shall not be rendered inadmissible as a result of its use at the mini-trial. The neutral advisor, if any, shall be disqualified as a witness, consultant, or expert for either party in this or any other dispute arising out of or relating to this Agreement.

           (c)  Final Offers   Within thirty (30) days
                after a written demand for Final
                Offer by Del Monte or EDS, Del Monte
                and EDS shall each present to an
                escrow agent a written Final Offer.
                Promptly after receipt of all Final
                Offers, the escrow agent shall
                simultaneously deliver a copy of each Final
                Offer to the other party (the escrow
                agent will retain the original of each
                Final Offer) at which time the Principals will meet in an attempt to resolve the dispute. Unless the Principals agree otherwise, if the matter is not resolved within ten (10) days of the exchange of Final Offers, the Final
                Offer procedure shall be deemed
                terminated. The written Final Offers and all negotiations relating to them shall be treated as confidential, and, except as provided below, shall be inadmissible as evidence, even for purposes of impeachment, in any pending or future court action directly or indirectly involving these parties or this dispute, provided, however, that evidence which would otherwise be admissible as a result of its use during negotiations. At any time after termination of the Final Offer procedure,

                Del Monte or EDS may commence an
                arbitration action in accordance
                with Section 9.4(d).

                (d)  Arbitration

                (i)  Procedures. Any dispute, controversy or
                     claim arising out of or related to this
                     Agreement, or the creation, validity,
                     interpretation, breach or termination of this Agreement, that the parties are unable to resolve through informal discussions or negotiations pursuant to Section 9.2 or pursuant to Sections 9.3(b) or (c), will be submitted to binding arbitration using the following procedure:

                     (A)  The arbitration will be held in San
                          Francisco, California, before a panel
                          of three arbitrators. Either party may
                          demand arbitration in writing, by
                          serving on the other party a statement
                          of the dispute, controversy or claim,
                          and the facts relating or giving rise
                          thereto, in reasonable detail, and the
                          name of the arbitrator selected by it.

                     (B)  Within 30 days after such demand, the
                          other party will name its arbitrator,
                          and the two arbitrators named by the
                          parties will, within 60 days after such
                          demand, select the third arbitrator.

                     (C)  The arbitration will be governed by the
                          Commercial Arbitration Rules of the American
                          Arbitration Association (the "AAA" except as expressly provided in this Section. However, the arbitration will be administered by any organization mutually agreed upon by the parties. If the parties are unable to agree upon the organization to administer the arbitration, it will be administered by the AAA. The arbitrators may not amend or disregard any provision of this Section.

                     (D)  The arbitrators will allow such
                          discovery as is appropriate to the
                          purposes or arbitration in
                          accomplishing fair, speedy and cost
                          effective resolution of disputes. The
                          arbitrators will reference the rules of
                          evidence of the Federal Rules of Civil
                          Procedure then in effect in setting the
                          scope and direction of such discovery.
                          The arbitrators will not be required to
                          make findings of fact or render
                          opinions of law.

                     (E)  The decision of and award rendered by
                          the arbitrators will be final and
                          binding on the parties. Judgment on the
                          award may be entered in and enforced by
                          any court of competent jurisdiction.

                (ii) Enforcement.  Other than those matters
                     involving injunctive relief as a remedy, or any action necessary to enforce the award of the arbitrators, the provisions of this Section are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute, controversy or claim arising out of or related to this Agreement or the creation, validity, interpretation, breach or termination of this Agreement. The provisions of this Section will survive the expiration or termination of this Agreement for any reason. Nothing in this Section prevents the parties from exercising the termination rights set forth in this Agreement.

               (iii) Services during Arbitration. Unless EDS is
                     bringing an action under this Section for nonpayment of undisputed amounts by Del Monte for failure of Del Monte to pay any disputed amount into escrow as provided in
                     Section 10.2, EDS will continue to provide the Services, and Del Monte shall continue to make payments to EDS, in accordance with this Agreement during the arbitration proceedings.

           (e) Principal. For purposes of this Article, the term "Principal" shall have the following meanings: (i) as to EDS, "Principal" shall mean the President of the Manufacturing & Distribution Services Division of EDS of his successor or anyone of senior rank within EDS' organization), who shall be fully vested by EDS with the authority to resolve the dispute in question, (ii) as to Del Monte, "Principal" shall mean the Chief Financial Officer of Del Monte or his successor for anyone of senior rank within Del Monte's organization), who shall be fully vested by Del Monte with the authority to resolve the dispute in question.


                      ARTICLE X. TERMINATION

      10.1 Termination for Cause. If either party materially defaults in the performance of any of its obligations (except for a default by Del Monte in its obligation to pay undisputed amount to EDS, which will be subject to Section 10.2) under this Agreement, which default shall not be substantially cured within 60 days after written notice is given to the defaulting party specifying the default, or, with respect to any default which cannot reasonably be cured within 60 days, if the defaulting party fails to proceed within 60 days to commence curing said default and thereafter to proceed with all due diligence to substantially cure that default, then the party not in default, by giving written notice to the defaulting party, may terminate this Agreement as of a date specified in the notice of termination.

      10.2 Termination for Nonpayment. If Del Monte defaults in the payment when due of any undisputed amount due to EDS or fails to pay any disputed amount into escrow as provided below and does not cure such default within ten days after being given written notice of such default, then EDS, by giving written notice thereof to Del Monte, may terminate this Agreement as of a date specified in such notice of termination. Del Monte will pay any disputed amounts into an interest-bearing escrow account, structured by agreement of the parties, until the dispute with respect to such amount is resolved pursuant to Section 9.3 or 9.4 or by arbitration.

      10.3 Termination for Insolvency. Subject to the provisions of Title II, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it and any such proceeding continues undismissed for a period of (60) days, then the other party, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice of termination.

      10.4 Termination Without Cause. Del Monte may terminate this Agreement effective as of the second or any subsequent anniversary of the Effective Date by notifying EDS in writing of its intention to terminate this Agreement at least twelve months prior to the third or such subsequent anniversary of the Effective Date, as long as Del Monte is not then and does not become in default under any of the terms of this Agreement prior to the termination date specified; provided, however, that Del Monte pays to EDS the termination fee set forth in Schedule 10.4 (the "Termination Fee") on or before such specified termination date. The parties intend that the charges payable to EDS for such a termination will be limited to the Termination Fee and any amounts otherwise payable to EDS under this Agreement for Services performed through the specified termination date. The Termination Fee will be prorated in the event of termination noticed on any date other than the second or any subsequent anniversary of the Effective Date.

           Payment of the Termination Fee by Del Monte as provided in this Article is not intended as a fortfeiture or penalty, but instead is intended to compensate EDS for the damages it will suffer as a result of such termination without cause by Del Monte. In agreeing to such termination fee, Del Monte acknowledges that the amount of EDS' actual damages by reason of Del Monte's termination will be substantial but would be extremely difficult to ascertain, and the amount provided for herein is a reasonable estimate of such damages. In addition, Del Monte and EDS desire to have a limitation put on the liability of Del Monte to EDS in the event of termination without cause. Accordingly, the parties have examined and negotiated the concept of the termination fee set forth herein, with the amount thereof having been the subject of specific agreement between the parties. By their initials hereto, EDS and Del Monte specifically acknowledge their acceptance and approval of the foregoing termination fee provision.

              ACKNOWLEDGMENT AS TO ACCEPTANCE OF THE
               IMMEDIATELY PRECEDING TERMINATION FEE
                             PROVISION


  /s/ David L. Meyers                 /s/ Doug Hoover
-----------------------             ----------------------
Del Monte                           EDS



      10.5 Transition Services upon Termination.

           (a) Services. In connection with the termination of this Agreement, EDS will comply with Del Monte's reasonable directions to cause the orderly transition and migration to Del Monte from EDS of all Services and Additional Services then being performed by EDS (the "Termination Transition"). Del Monte, its employees, and agents will cooperate in good faith with EDS in connection with EDS' obligations under this Section and Del Monte will perform its obligations under the Transition Plan (as defined in this Section). By no later than the Expiration Date or the effective date of termination, as the case may be, EDS will perform the following obligations and in addition such other obligations as may be contained in the Transition Plan. In the event of a termination of this Agreement, the party giving notice to the other party of termination will take into account the following obligations in order to determine a reasonable period of time between the date of the notice of termination and the effective date of such termination in which such obligations may be reasonably performed.

                (i)  EDS and Del Monte will work together to
                     develop a transition plan (the "Transition
                     Plan") setting forth the respective tasks to be accomplished by each party in connection with the orderly transition and a schedule pursuant to which the tasks are to be completed.

                (ii) EDS will, upon Del Monte's request, provide
                     Del Monte with reasonably detailed
                     specifications for hardware or other
                     equipment which Del Monte will require to properly perform the services and procedures previously performed by EDS.

               (iii) EDS will reasonably assist Del Monte in the
                     installation of any such hardware or
                     equipment procured by Del Monte in
                     connection with the transition.

                (iv) EDS will deliver to Del Monte and
                     install on Del Monte's hardware and
                     equipment the Licensed Programs which are subject to a mutually agreeable license agreement and will assist in the loading of Del Monte's data in connection with the installation of such Licensed Programs.

                 (v) EDS will reasonably assist Del Monte, at Del
                     Monte's expense, in Del Monte's acquisition of any necessary rights to access and use any Vendor Software and documentation then being used by EDS in connection with the processing of Del Monte's information pursuant to this Agreement.

                (vi) EDS will deliver to Del Monte (a) copies of
                     existing documentation relating to any Del
                     Monte Software delivered or Licensed Program licensed to Del Monte pursuant to paragraphs
                     (iv) and (v) of this Section, and (b) such documentation for Vendor Software used at the time of termination of this Agreement by EDS to provide the Services which is available to EDS and which EDS is permitted to furnish to Del Monte.

               (vii) EDS will provide appropriate training for
                     the Del Monte employees who will be assuming responsibility for operation of the Software following the Transition Termination.

           (b) Charges. For so long as this Agreement remains in effect and during the Termination Transition, Del Monte will pay EDS the charges set forth in Article VI. If consistent with the Transition Plan, Del Monte requires and authorizes in advance in writing EDS resource in excess of resources otherwise provided by EDS, Del Monte will pay EDS for such additional resources at EDS then current standard commercial rates at such times as the parties agree. If this Agreement is terminated by EDS pursuant to Section 10.2 or 10.3, then Del Monte will pay EDS on this first day of each month and as a condition to EDS' obligation to provide termination assistance to Del Monte during that month, an amount equal to the charges set forth in Article VI and EDS' reasonable estimate of the total of any charges for EDS resources in excess of the resources otherwise provided by EDS which Del Monte has authorized in advance in writing.

      10.6 Survival of Provisions. Notwithstanding any provisions of this Agreement to the contrary and without limiting the survivability of any other provision of this Agreement that, by its terms or operation of law, survives the expiration or earlier termination of this Agreement, the provisions of Articles IX and XI (except Section 10.1), Sections 3.5, 4.5, 6.1, 6.3,
           6.4, 7.2 (if the parties fail to enter into an agreement thereunder for the license of the Licensed Programs), 7.3, 8.1, 8.2, 10.2, 10.4, 10.5, 12.9,
           12.12, 12.14 and this Section 10.6 will survive the expiration or earlier termination of this Agreement.

         ARTICLE XI. WARRANTIES, INDEMNITIES AND LIABILITY

      11.1 Warranties.

           (a)  EDS Warranties.  EDS represents and warrants that:

                (i) To the extent that any third party owns or controls any rights in or to information, data, software, material or any other tangible or intangible property or elements used or incorporated in any works created, published or delivered by EDS or otherwise resulting from EDS' performance of its obligations under this Agreement, EDS has obtained and will maintain throughout the term (and any renewal) consents, licenses, and permissions sufficient to enable
                     Del Monte to fully exercise and utilize all rights, results and proceeds to which it is entitled under this Agreement.

                (ii) EDS will perform the Services and meet the
                     specifications and service level objectives set forth in this Agreement including without limitation the Schedules and Sections III, V and VIII of the Response.

               (iii) In all cases where EDS has not committed to
                     specific performance standard, EDS will use reasonable care in providing the Services.

                (iv) EDS shall comply with the terms of all
                     agreements assigned to it in connection with the Agreement, including without limitation, the Maintenance Agreements, license agreements for Vendor Software, and any equipment leases for Del Monte Leased Equipment actually assigned to EDS.


         ARTICLE XI. WARRANTIES, INDEMNITIES AND LIABILITY

           (b) General Disclaimer. While EDS is primarily providing services to Del Monte under this Agreement, EDS may from time to time provide certain hardware, Software and other items as an incidental part of the Services. With the exception of manufacturers' or licensors' Warranties which EDS is able to pass through for Del Monte's benefit, such hardware, Software and other items are provided on an "AS IS" basis without warranty. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR
                PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF
                ANY HARDWARE, SOFTWARE OR OTHER ITEMS PROVIDED
                UNDER THIS  AGREEMENT.

           (c) Telecommunications Services Disclaimer. EDS is acting only as Del Monte's agent in procuring and managing any Telecommunications Services supplied by or through any third party vendor. All Telecommunications Services supplied by or through any third party vendor are supplied "AS IS" by EDS.
                EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, DESIGN, ONDITION, QUALITY, CAPACITY, MATERIAL, OR WORKMANSHIP, OF
                ANY OF THE TELECOMMUNICATIONS SERVICES OR AS TO
                ANY PATENT OR COPYRIGHT INFRINGEMENT OR THE
                LIKE, OR AS TO ANY OF THE RESULTS TO BE DERIVED
                FROM THE USE OF ANY OF THE TELECOMMUNICATIONS
                SERVICES. EDS disclaims any and all liability resulting from or arising out of any of the Telecommunications Services supplied by or through any third party vendor or any acts or omissions of the applicable third party vendor. In the event of any outage, interruption, failure, cable out, degradation or other loss of the Telecommunications Services supplied by or through any third party vendor ("Service Interruption"), Del Monte shall notify EDS. EDS shall then notify the applicable third party vendor of the Service Interruption. Resolution of the Service Interruption shall be handled in accordance with the applicable tariff or agreement respecting the Telecommunications Service which is the subject of such Service Interruption.

      11.2 Cross Indemnification. EDS and Del Monte each agree to indemnify, defend and hold harmless the other from any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of, under or in connection with any claim, demand, charge, action, cause of action, or other proceeding:

           (a) for rent or utilities at any location where the indemnitor is financially responsible under this Agreement for such rent utilities; or

           (b) resulting from an act or omission of the indemnitor in its capacity as an employer of a person and arising out of or relating to (a) federal, state or other laws or regulations for the protection of persons who are members of a protected class or category of persons, (b) sexual discrimination or harassment, (c) work related injury or death, (d) accrued employee benefits not expressly assumed by the indemnitee, and (e) any other aspect of the employment relationship or its termination (including claims for breach of an express or implied contract of employment) and which, in all such cases, arose when the person asserting the claim, demand, charge, action, cause of action or other proceeding was an employee of the indemnitor.

           EDS and Del Monte each agree to insure its own real and personal property, including equipment for which it is the lessee; and each agree to waive its insurer's rights of subrogation with regard to such property except with respect to (i) equipment for which it is the lessee but which equipment is in the care, custody and control of the other party, and (ii) personal property owned by it but which is in the care, custody and control of the other party and the damage or loss of which equipment or personal property is caused by the acts or omissions of the other party. In those cases specified in the immediately preceding sentence in which the property insurer's rights of subrogation have not been waived, EDS and Del Monte each agree to indemnify, defend and hold harmless the other from any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of, under or in connection with any claim, demand, charge, action, cause of action, or other proceeding arising out of the damage, loss or destruction of any such equipment or personal property of the indemnitor which is caused by the acts or omissions of the indemnitor.

      11.3 Intellectual Property Indemnification. EDS and Del Monte each agree to defend the other against any action to the extent that such action is based on a claim that Software or Confidential Information provided or sold by the indemnitor under this Agreement, or any part thereof, (i) infringes a copyright perfected under United States statute, (ii) infringes a patent granted under United States law or
           (iii) constitutes an unlawful disclosure, use, or misappropriation of another party's trade secret. The indemnitor will bear the expense of such defense and pay any damages and attorneys' fees which are attributable to such claim finally awarded by a court of competent jurisdiction. Neither EDS nor Del Monte shall be liable to the other for claims of indirect or contributory infringement. If the Software or Confidential Information becomes the subject of a claim under this Section, or in the indemnitor's opinion is likely to become the subject of such a claim, then the indemnitor may, at its option, (a) replace or modify the Software or Confidential Information to make it noninfringing or cure any claimed misuse of another's trade secret, or (b) procure for the indemnitee the right to continue using the Software or Confidential Information pursuant to this Agreement, or (c) replace the Software with reasonably equivalent Software which is noninfringing or which is free of claimed misuse of another's trade secret. Any costs associated with implementing any of the above alternatives shall be borne by the indemnitor.

      11.4 Indemnification by EDS. EDS agrees to defend, indemnify, and hold Del Monte harmless from any and all claims, losses, damages, liabilities, costs and expenses (including without limitation attorneys' fees) of any kind and character suffered or incurred by Del Monte (i) by reason of, arising from, or in any manner connected with EDS' failure to comply with any third party agreement assigned to EDS under this Agreement, including, without limitation, any license agreement, equipment lease, or Maintenance Agreement, and (ii) by reason of any violation of law by EDS arising from performance of the Services.

      11.5 Indemnification of EDS for Certain Third Party Claims. Without limiting EDS' liability to Del Monte for nonperformance under this Agreement, each of the parties acknowledge and agree that by entering into and performing its obligations under this Agreement, EDS will not assume and should not be exposed to the business and operational risks associated with Del Monte's business. Therefore Del Monte agrees to indemnify, defend and hold EDS harmless, from any and all damages, liabilities, costs, and expenses, including without limitation, reasonable attorneys' fees and expenses, arising out of, under or in connection with any claim, demand, charge, action, cause of action or other proceeding relating to the conduct of Del Monte's business, including without limitation, the acquisition and use by Del Monte of the products, Services and Additional Services to be provided by EDS under this Agreement.

      11.6 Equipment and Related Agreement Indemnification. EDS and Del Monte each agree to indemnify, defend and hold harmless the other from any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of, under, or in connection with any claim, demand, charge, action, or other proceeding resulting from any breach by the indemnitor of its obligations, representations or warranties set forth in Article IV.

      11.7 Telecommunications Indemnification. EDS shall not be responsible for protection of transmission facilities except those located on EDS' premises and equipment located on Del Monte's premises from unauthorized access. Del Monte agrees to indemnify, defend and hold harmless EDS from any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of, under, or in connection with any claim, demand, charge, action, cause of action or other proceeding asserting that (i) any information, data or message transmitted by Del Monte or its users over the network which is managed or provided by EDS as part of the Telecommunications Services constitutes libel, slander, invasion of privacy, infringement of copyright, (ii) use of the Telecommunications Services other than as permitted hereunder, whether caused by the negligence or willful acts of the officers, employees, agents or contractors of Del Monte or its users in the use of the Telecommunications Services or (iii) the abuse or unauthorized or fraudulent use of the Telecommunications Services.

      11.8 Indemnification of Del Monte for Certain Employee Benefits. EDS agrees to indemnify, defend and hold harmless Del Monte from any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees and costs arising out of, under or in connection with any claim, demand, charge, action, cause of action or other proceeding related to the provision of employee benefits to any Transitioned Employee subsequent to the employment effective date specified on Schedule 2.1(b) for each such Employee or such other date upon which such Transitioned Employee accepts employment and becomes an employee of EDS. EDS further agrees to indemnify, defend and hold harmless

           Del Monte from any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees and costs arising out of, under or in connection with any claim, demand, charge, action, cause of action or other proceeding related to the provision of employee benefits to any member of the Del Monte Management Cadre, if any, who accepts employment with EDS. The claims for which EDS agrees to provide indemnification pursuant to this Section include, but are not limited to, all claims for separation package, vacation pay, health care benefits and any other employment benefit claimed by any Transitioned Employee or member of the Del Monte Management Cadre resulting from this Agreement or arising out of any act or representation by EDS to such Transcribed Employee or member of the Del Monte Management Cadre with respect to transition from employment with Del Monte to employment with EDS under this Agreement.

      11.9 Indemnification Procedures.

           (a)  Notice and Control. The indemnification
                obligations set forth in this Article shall not apply unless the party claiming indemnification:

                (i) notifies the other promptly in writing of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge, in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, however, that the failure to so notify shall only relieve the indemnitor of its obligations under this Article XI if and to the extent that the indemnitor is prejudiced thereby; and

                (ii) gives the other party full opportunity to
                     control the response thereto and the defense thereof, including, without limitation, any agreement relating to the settlement thereof; provided, however, that the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee's cost and expense.

           (b)  Settlement. The indemnitor shall not be
                responsible for any settlement or compromise made without its consent provided that the indemnitor is not in material breach of its indemnity obligations hereunder. The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.

         11.10  Limitation of Liability.

           (a) Of EDS. In the event EDS shall be held liable to Del Monte for any matter arising out of, under, or in connection with this Agreement, whether based on an action or claim in contract, equity, negligence, intended conduct, tort or otherwise, the amount of damages recoverable against EDS for all events, acts or omissions shall not exceed in the aggregate an amount equal to the lesser of (i) the total amount of the Monthly Base Charges paid by Del Monte to EDS under this Agreement during the six (6) month period immediately preceding the date that such claim is brought or (ii) $6,000,000. In no event will the measure of damages payable by EDS include, nor will EDS be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, or punitive damages or any party, including third parties.

           (b) Of Del Monte. In the event EDS suffers any damages or losses as a result of Del Monte's acts or omissions in connection with this Agreement, whether such damages or losses are caused by breach of contract, negligence, fault or other breach of duty, or by any other cause whatever, and regardless of the form or action, whether in equity, contract, tort or otherwise, EDS may recover the amount of damages that are proven and allowed by law, up to a maximum equal to the lesser of (i) the total charges paid by Del Monte to EDS for the six (6) months preceding the date that such claim is brought, or (ii) $6,000,000; provided, however, that in calculating such limit applicable to Del Monte's obligations to EDS, amounts related to the following shall not be included and applied toward such limit: (i) Del Monte's obligations to make payments to EDS for Services or Additional Services and payments otherwise required under this Agreement and (ii) any claim by EDS for costs and expenses incurred and which are reimbursable under this Agreement for which EDS has not been compensated (collectively, the "Excepted Components"). Notwithstanding the preceding sentence, except for the Excepted Components, Del Monte shall have no liability for any indirect or consequential damages.

           (c) Survival. The provisions of this Section will survive the term or termination of this Agreement for any reason.

     11.11 Contractual Statute of Limitations. No claim or cause of action which arose out of an event or events which occurred more than two years prior to the filing of a demand for arbitration or suit alleging a claim or cause of action may be asserted by either party against the other party.

     11.12 Acknowledgement. EDS and Del Monte each acknowledge that the limitations and exclusions contained in this Article have been the subject of active and complete negotiation between the parties and represent the parties' agreement based upon the level of risk to EDS and Del Monte associated with their respective obligations under this Agreement and the payments to be made to EDS under this Agreement.

                    ARTICLE XII. MISCELLANEOUS

      12.1 Right of EDS to Engage in Other Activities. Del Monte understands and agrees that EDS may perform data processing services for third parties at any EDS data center which EDS may utilize for processing Del Monte's Data. Nothing in this Agreement will impair EDS' right to acquire, license, market, distribute, develop for itself or others or have others develop for EDS similar technology performing the same or similar functions as the technology, Services and Additional Services contemplated by this Agreement.

      12.2 Binding Nature and Assignment.

           (a) Generally. This Agreement shall be binding on the parties hereto and their respective successors and assigns. Neither party may, nor shall have the power to, assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any purported assignment not made in accordance with this Section shall be null and void.

           (b) EDS Subcontracts. Notwithstanding Section 12.2(a), EDS will have the right to subcontract all or any portion of the services or the Additional Services; provided that such subcontract relationships between EDS and subcontractors are clearly delineated in EDS' reasonable judgment and Del Monte is required to deal only with EDS; and provided further, however, that no such subcontract will relieve EDS of any of its obligations hereunder.

            (c) Permitted Transactions. Notwithstanding
                Section 12.2(a), Del Monte shall have the right to assign this Agreement or any interest therein to a Related party without EDS' consent. Any such transfer is referred to as a "Permitted Transaction". "Related Party" means the following persons or entities: (a) an "Affiliate" of Del Monte, which term is defined as a subsidiary, parent, or subsidiary of a parent of Del Monte as long as the Related Entity has a net worth or at least Five Million Dollars ($5,000,000); (b) a successor to Del Monte; (c) an Affiliate of any of the entities described in clause (b) of this sentence. For the purposes of this definition, a "subsidiary" is a corporate fifty percent (50%) or more of whose voting stock is owned by another corporation, which latter corporation is referred to as a "parent".

      12.3 Notices. Wherever under this Agreement one party is required or permitted to give written notice to the other, such notice shall be deemed given upon receipt by the other party. Such written notices shall be addressed as follows:

           In the case of EDS:

                Electronic Data System Corporation
                7171 Forest Lane
                Dallas, Texas  75230
                Attention: President, Manufacturing & Distribution
                           Services Division
                Telecopy Number:  (214) 392-8116
                Phone Confirmation Number:  (214) 490-2112

           with a copy to:

                Electronic Data Systems Corporation
                7171 Forest Lane
                Dallas, Texas  75230
                Attention:     General Counsel
                Telecopy Number:  (214) 448-1185
                Phone Confirmation Number:  (214) 448-1002

           In case of Del Monte:

                Del Monte Corporation
                One Market Plaza
                P.O. Box 103575
                San Francisco, California  94119
                Attention:  Chief Information Officer
                Telecopy Number:  (415) 442-5023
                Phone Confirmation Number:  (415) 442-5351

           with a copy to:

                Del Monte Corporation
                One Market Plaza
                P.O. Box 193575
                San Francisco, California  94119
                Attention:  General Counsel
                Telecopy Number:  (415) 442-4256
                Phone Confirmation Number:  (415) 442-4949

           Any writing which may be mailed pursuant to the foregoing may also be delivered by hand or transmitted by telegraph, telex or telecopier and shall be effective when received by the addressee. Either party may from time to time specify as its address or telecopy number for purposes of this Agreement any other address or telecopy number upon giving ten days prior written notice thereof to the other party.

      12.4 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties thereto.

      12.5 Headings. The Article and Section headings and the table of contents used herein are for reference and convenience only and shall not enter into the interpretation hereof.

      12.6 Relationship of Parties. FDS, in furnishing Services and Additional Services to Del Monte hereunder, is acting only as an independent contractor and under no circumstances will EDS be deemed to be in any relationship with Del Monte carrying with it fiduciary or trust responsibilities, whether through partnership or otherwise. EDS does not undertake by this Agreement or otherwise perform any obligation of Del Monte, whether regulatory or contractual, or to assume any responsibility for Del Monte's business or operations. EDS has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by EDS hereunder unless otherwise provided herein.

      12.7 Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

      12.8 Force Majeure. Each party shall be excused from performance hereunder (other than performance of obligations to make payment) for any period and to the extent that it is prevented from performing pursuant hereto, in whole or in part, as a result of delays causes by the other or third parties or an act of God, war, civil disturbance, court order, labor dispute, or other cause beyond its reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such nonperformance shall not be a default hereunder or a ground for termination hereof. If (i) any of the above-described circumstances prevent, hinder, or delay performance of EDS' operational obligations hereunder, (ii) as a result hereof, EDS is unable to support Del Monte's critical business functions, and (iii) EDS is unable, within five (5) business days thereafter, to resume performance of such critical business functions or arrange alternative performance of such critical business functions, then, at anytime thereafter and until such time as EDS is able to resume or so arrange for alternative performance of such critical business functions, Del Monte may seek to arrange for alternative performance by a third party, and EDS will credit the cost thereof incurred by Del Monte for any month up to the amount of the Monthly Base Charge for such month. If any of the above enumerated circumstances prevent, hinder, or delay performance of EDS' support of Del Monte's critical business functions for more than thirty (30) days, Del Monte may at its option terminate this Agreement without penalty as of a date specified by Del Monte in a written notice of termination to EDS.

      12.9 Severability. If any term or provision (other than a term or provision relating to any payment obligation) of this Agreement or the application thereof to any person or circumstances shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the extent permitted by law.

     12.10 Regulatory Requirements. Del Monte and EDS agree that if any Telecommunications Services are required by a specific decision of applicable regulatory or judicial authority to be provided under tariff, or if a decision by a regulatory authority at the federal, state or local level materially alters this Agreement, or any material provisions hereof, or if third party vendor, in its sole discretion, files a tariff for the Telecommunications Services, then EDS and Del Monte will negotiate modifications to this Agreement, including the charges payable to EDS under this Agreement.

     12.11 Waiver. No delay or omission by either party hereto to exercise any rights or power hereunder shall impair such right or power or to be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the convenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenants herein contained. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, an equity or otherwise.

     12.12 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of an award under Schedule 9.4, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     12.13 Media Releases. All media releases, public announcements and public disclosures by Del Monte or EDS relating to this Agreement or its subject matter, including without limitation promotional or marketing material (but not including any announcement intended solely for internal distribution at Del Monte or EDS, as the case may be, or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of Del Monte or EDS, as the case may be) shall be coordinated with and approved by Del Monte and EDS prior to the release thereof.

     12.14 No Third Party Beneficiary. Nothing in this Agreement may be relied upon or shall benefit any party other than the parties hereto.

     12.15 Entire Agreement. This Agreement, including any Schedules or Exhibits referred to herein and attached hereto, each of which is incorporated in this Agreement for all purposes, and any sections or portions of the RFP or the Response specifically referenced in this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and there are no representations, understandings or agreements relating to this Agreement which are not fully expressed herein. In the event of any inconsistency or conflict between the terms of those portions of the RFP or the Response referenced in this Agreement and the terms of this Agreement, including any Schedules or Exhibits referred to herein, the terms of this Agreement, including such Schedules or Exhibits, will control such inconsistent or conflicting term in the RFP or the Response. No amendment, modification, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, modification, waiver or discharge is sought to be enforced.

     12.16 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

           IN WITNESS WHEREOF, EDS and Del Monte have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the Effective Date.

ELECTRONIC DATA SYSTEM              DEL MONTE CORPORATION
CORPORATION


By:   /s/ Doug Hoover               By:   /s/ David L. Meyers
  ------------------------------       ------------------------------
Name:   Doug Hoover                 Name:   David L. Meyers
     ---------------------------         ----------------------------
Title:   Regional Vice President    Title:   CFO
      --------------------------          ---------------------------

                           SCHEDULE 5.2
                       DEL MONTE OBLIGATIONS

In connection with the services provided by EDS hereunder, Del
Monte will on a timely basis:

      a) Establish appropriate data processing priorities for Del Monte and communicate the same to EDS, including the revalidation and prioritization of requests for maintenance, enhancements, and development existing on the Effective Date and continuing for those identified after the Effective Date.

      b) Supply to EDS for processing, required source data and machine readable data with applicable controls in the form supplied to the Del Monte IS organization prior to the Effective Date or in such other form as may be mutually agreed upon from time to time.

      c) Inspect and review all reports prepared by EDS and reject all incorrect reports within one (1) business day after receipt thereof for daily and weekly reports and within three (3) business days after receipt thereof for monthly or other reports.

      d) Maintain user procedure manuals and documentation used by Del Monte personnel in connection with the Software operated by EDS hereunder.

      e) Train applicable Del Monte personnel to properly prepare input for and to effectively utilize output from the Software operated by EDS hereunder.

      f) Provide all storage space, in excess of the space provided by EDS for operations in accordance with
           Section 1 of Schedule 2.2, as required for backup data files and any additional storage space required by any regulatory authority with jurisdiction over Del Monte.

      g) Provide report distribution for output printed by EDS and submitted to Del Monte's central location (see
           Schedule 2.2, Section 1, part (o)), to all necessary
           Del Monte locations.

      h) Assist EDS by making available, as reasonably requested by EDS, management decisions, information, approvals and acceptances in order that the work of EDS contemplated hereby may be properly accomplished.

      i) Assist EDS in connection with the development of the Migration and Implementation Plan and implementation of the Migration to the EDS Data Center. Del Monte agrees to perform its obligations mutually agreed upon as set forth in the Migration and Implementation Plan.

      j) Analyze, and communicate to EDS its needs for disaster recovery services and otherwise cooperate with and assist EDS in connection with the development of the disaster recovery plan.

                           SCHEDULE 5.2



           k) Assist EDS in the development of a long term strategy for Information Systems based on the goals and objectives of Del Monte executive management.

      1) Working with EDS, define Del Monte user security access rules, procedures, and processes.

      m) Assist EDS in troubleshooting remote data communications network control problems.

      n) Provide EDS such space, office furnishings, janitorial service, telephone service, utilities (including air-conditioning), office-related equipment, supplies, duplicating services, and premises security services in Del Monte's corporate headquarters facility in San Francisco as EDS requires in connection with the performance of the Services. EDS will comply with the reasonable guidelines of Del Monte which are generally applicable to Del Monte's employees with respect to access to Del Monte's facilities.

      o) Provide EDS access to and use of Del Monte's data telecommunications equipment at Del Monte's domestic U.S. facilities and transmission lines including, but not limited to, printers, terminals, controllers, required to enable EDS to perform the Telecommunications Services.

      p) Make payments to the appropriate third party vendor or vendors of voice telecommunications services managed by EDS hereunder and will provide maintenance of voice telecommunications equipment and lines. Del Monte will pay all costs and expenses of the acquisition installation, maintenance, taxes, insurance and other expenses related to such voice telecommunications equipment and lines.

                           SCHEDULE 6.1
                             SECTION l
                        MONTHLY BASE CHARGE

       Month                                          Fee
       -----                                          ---
-  Months l-9                                  $ 917,000 / Month
-  Months 10 - 15                              $1,198,000 / Month
-  Months 16 - 21                              $1,285,000 / Month
-  Months 22-27                                $1,120,000 / Month
-  Months 28-33                                $1,275,000 / Month
-  Months 34-39                                $1,100,000 / Month
-  Months 40-45                                $1,190,000 / Month
-  Months 46-51                                $1,125,000 / Month
-  Months 52-57                                $1,250,000 / Month
-  Months 58-117                               $1,141,000 / Month
-  Months 118 - 120                            $1,128,000 / Month

                           SCHEDULE 6.1
                             SECTION 2
                   EDS FEE CREDITS TO DEL MONTE

For each month during the term of this Agreement that Del Monte furnishes EDS space on Del Monte premises as required by this Agreement, EDS will grant to Del Monte the credit shown below for such month against the Monthly Base Charge payable for such month:

       Months 1-6                 $37,408/month
       Months 7-9                 $ 7,482/month
       Months 10-21               $ 7,602/month
       Months 22-33               $ 7,754/month
       Months 34-45               $ 7,910/month
       Months 46-57               $ 8,068/month
       Months 58-69               $ 8,228/month
       Months 70-81               $ 8,394/month
       Months 82-93               $ 8,562/month
       Months 94-105              $ 8,732/month
       Months 106-117             $ 8,906/month
       Months 118-120             $ 9,086/month

In addition to the credit above, EDS will grant a credit equal to $115,000 (credited in equal amounts of $19,166.67 per month from the first month through the sixth month) against the Monthly Base
Charge for data center utilities costs.

EDS will also credit against the EDS Monthly Base Charge the salaries and employee-related expenses incurred by Del Monte for the Transitioned Employees (identified in Schedule 2.1(b)), the transition for whom will be deferred until either 60 days or 180 days, as the case may be, after November 7, 1992.

DS will also credit against the EDS Monthly Base Charge an amount representing one-twelfth of the additional annual premium paid by Del Monte for covering EDS employees under Del Monte's Crime/Employee Dishonesty Policy. In addition, EDS will reimburse Del Monte for any deductible up to $100,000 per occurrence paid by Del Monte under its Crime/Employee Dishonsty Policy for acts by EDS employees.

                           SCHEDULE 10.4
                     TERMINATION FEE SCHEDULE


 Termination
     Year                                                 Fee
     ----                                                 ---
1  Year 2                                             $16,000,000
1  Year 3                                             $14,000,000
1  Year 4                                             $12,500,000
1  Year 5                                             $8,000,000
1  Year 6                                             $4,000,000
1  Year 7                                             $3,000,000
1  Year 8                                             $2,750,000
1  Year 9                                             $2,600,000

                             AMENDMENT
                                to
                             AGREEMENT
                                for
                  INFORMATION TECHNOLOGY SERVICES
                              between
                       DEL MONTE CORPORATION
                                and
                ELECTRONIC DATA SYSTEMS CORPORATION

THIS AMENDMENT, dated as of September 1, 1993, is between Del Monte Corporation, a New York corporation ("Del Monte"), and Electronic Data Systems Corporation, a Texas corporation ("EDS") and is an amendment to that certain Agreement for Information Technology Services, effective as of November 1, 1992, between Del Monte and EDS.

In consideration of the mutual covenants and obligations contained in this Amendment, Del Monte and EDS agree as follows:

1. EDS Fee Credits to Del Monte. The table included after the first paragraph of Schedule 6.1, Section 2, of the Agreement is hereby replaced in its entirety by the following table and sentences:

               Months 1-6       $37,408.00/month
               Month 7          $13,144.67/month
               Months 8-67      $18,565.98/month

      The monthly credit amount shown for months 8 - 67 is the Minimum Rent payable by EDS to Del Monte under that certain Sublease between Del Monte and EDS, dated April 5, 1993, (the "Sublease"). To the extent that the Minimum Rate (as defined in the Sublease) payable to Del Monte by EDS pursuant to the Sublease for any calendar month is increased in accordance with Section 5b of the Sublease, the monthly credit amount to be credited to Del Monte by EDS under this Agreement for such month shall be adjusted by the same amount. The monthly credit amount for month 68 through month 120 shall be the amount, if any, payable to Del Monte by EDS under any agreement under which Del Monte furnishes EDS space on Del Monte premises as required under this Agreement.

2. Agreement. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms. Terms used as defined terms in this Amendment which are defined in the Agreement shall have the same meaning ascribed thereto in the Agreement.

IN WITNESS WHEREOF, EDS and Del Monte have each caused this
Amendment to be signed and delivered by its duly authorized officer, all as of the date first written above.


ELECTRONIC DATA SYSTEMS             DEL MONTE CORPORATION
CORPORATION


By:   /s/ James H. Presley          By:   /s/ David A. Mac Pherson
   ---------------------------         -------------------------------
Title:   James H. Presley           Title:   David A. Mac Pherson
      ------------------------            ----------------------------
Date:   Account Director            Date:   Vice President
     -------------------------           -----------------------------

                    AMENDMENT TO AGREEMENT FOR
                  INFORMATION TECHNOLOGY SERVICES
                              BETWEEN
                ELECTRONIC DATA SYSTEMS CORPORATION
                                AND
                       DEL MONTE CORPORATION

           THIS AMENDMENT, dated as of April 8, 1993, is between Electronic Data Systems Corporation ("EDS") and Del Monte
Corporation ("Del Monte") and is in amendment of that certain
Agreement for Information Technology Services between EDS and Del
Monte effective as of November 1, 1992 (the "Agreement").

           For and in consideration of the mutual agreements of the parties herein contained and other good and sufficient consideration the receipt of which is hereby acknowledged, EDS and Del Monte agree as follows:

1. Section 1A of Schedule 1.3 of the Agreement is amended by the deletion of the Del Monte Owned Equipment itemized below:

          Item Quantity               Item Description
          -------------               ----------------
                 2           Fenwal Halon 1301 Fire Suppresion System
                 3           TraceTeck 1000 Longline system
                 3           Liebert 75 KVA 208 Output Voltage Model
                               Type-PPA75C
                 1           UPS/Exide 413 KVA Model 3330 - 188
                               EEX15B Batteries
                 1             Backup Generator 480V Power
                11             A/C Pomona Air
                12             3480 Cartridge Library Racks - Holds 1200
                               Cartridges per Unit
                 1             A/C UPS Room

2. Except as expressly amended by this Amendment the Agreement remains in full force and effect and unchanged.




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IN WITNESS WHEREOF, EDS and Company have executed and delivered this Amendment as of the date first set forth above.


ELECTRONIC DATA SYSTEMS             DEL MONTE CORPORATION
CORPORATION


By:   /s/ James H. Presley          By:   /s/ David A. Mac Pherson
   ---------------------------         -------------------------------
Title:   James H. Presley           Title:   David A. Mac Pherson
      ------------------------            ----------------------------
Date:   Account Director            Date:   Vice President
     -------------------------           -----------------------------






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